UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CYCURION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-3720717
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1640 Boro Place, Fourth Floor McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Shares of common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

Redeemable warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act Registration Statement or Regulation A offering statement file number to which this form relates: 333-260384 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Cycurion, Inc., formerly known as Western Acquisition Ventures Corp. (the “Registrant”), entered into an Agreement and Plan of Merger, dated November 21, 2022, as amended on April 26, 2024, December 21, 2024, and February 13, 2025 (the “Merger Agreement”), by and among the Registrant, Western Acquisition Ventures Corp., a Delaware corporation (“Western”), and WAV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Western.

Descriptions of the shares of common stock and the warrants to be registered hereunder are set forth under the caption “Description of New Cycurion’s Securities After the Business Combination” in the prospectus that constitutes a part of the Registrant’s Registration Statement on Form S-4, File No. 333-269724 (the “Form S-4 Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 13, 2023, as subsequently amended by any amendments to such Form S-4 Registration Statement and by any form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with such Form S-4 Registration Statement and under the caption “Description of Securities” in the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-260384) initially filed with the Commission on October 20, 2021, as amended from time to time (the “Form S-1 Registration Statement” and, together with the Form S-4 Registration Statement, the “Registration Statements”). Such Registration Statements, as amended, and any forms of prospectus filed pursuant to Rule 424(b) under the Securities Act that includes such description, are hereby incorporated by reference herein.

In connection with the completion of the Business Combination, the Registrant changed its corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.” The shares of common stock will trade on The Nasdaq Global Market under the trading symbol “CYCU” and the warrants will trade on The Nasdaq Capital Market under the trading symbol “CYCUW.”

Item 2.	Exhibits.

Pursuant to the instructions for Form 8-A, no exhibits are required to be filed, because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 14, 2025

CYCURION, INC.

By:	/s/ Alvin McCoy III
Alvin McCoy III
Chief Financial Officer